Industrial Services of America, Inc.
Announces Third Quarter 2012 Results
LOUISVILLE, KY. (November 16, 2012) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities for domestic users and export markets and offers programs and equipment to help businesses manage waste, today announced financial results for the third quarter ended September 30, 2012.

Revenue for the quarter was $45.7 million compared with $55.8 million in the third quarter of 2011. Net loss for the quarter was $(0.9) million, or $(0.13) on a per diluted share basis, compared with a net loss of $(4.5) million, or $(0.67) per diluted share, for the comparable period in 2011.

Key Highlights

•	Pick.Pull.Save auto parts division is now fully operational on 15 acres with over 1,200 autos in inventory

•	Shredder now receiving higher quality product inflow with auto parts division adjacent to shredder

•	Term debt approximately $7 million

•	Outstanding revolving line of credit paid down to less than $20 million, from a high of $45 million

•	Potential growth opportunities as industry improves
Key Financial Highlights

•	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") for the nine months of 2012 was $1.8 million

•	Current ratio at September 30, 2012, was 3.2 to 1

•	Working capital as of September 30, 2012 was $22.6 million

•	Cost reductions now approximately $1 million annually

During the past four years the Company purchased a stainless steel recycling operation, invested approximately $15 million in a shredder and extensive downstream non-ferrous recovery system, acquired property for expansion and established a self-service auto parts division, which now has over 1,200 cars in inventory on 15 acres of land. These assets, along with all of ISA's other long-term assets, currently secure approximately $7 million of outstanding debt.
Commenting on the Company's quarterly operating performance, Brian Donaghy, President and Chief Operating Officer of ISA, stated, "Once again our industry has faced a challenging quarter, yet we continue to reduce our debt and expand for the future. During the quarter we identified and implemented additional cost savings that are now in excess of $1 million annually. We will continue to look for more efficiencies. We feel optimistic that our continued cost cuts and disciplined approach to purchasing will position us well as better markets emerge."

Harry Kletter, founder and Chairman of ISA, stated, "I am very proud of the Company during these very competitive and volatile times in the industry. The management team has adjusted to the current environment and has become much more lean which will allow us to return to our growth once the industry gets back to a more normal mode. We have accumulated 55 acres of land, an alloys operation, three satellite locations, a retail self-service auto parts center and a fleet of trucks in our in-house logistics operation. I look forward to a bright future for ISA."

ISA's SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA
Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets. Additionally, ISA offers commercial, industrial and business customers a variety of programs and equipment to manage waste. More information about ISA is available at www.isa-inc.com.
This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA's results is detailed in ISA's filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.
Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.

FINANCIAL RESULTS AND
SUPPLEMENTAL FINANCIAL INFORMATION
FOLLOW

Industrial Services of America, Inc. and Subsidiaries
Consolidated Statements of Income

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011

Revenue from services	$1,378,613	$1,402,789	$3,686,401	$4,064,187
Revenue from product sales	44,350,017	54,363,010	153,572,500	223,164,502
Total revenue	45,728,630	55,765,799	157,258,901	227,228,689

Cost of goods sold for services	1,196,285	1,299,757	3,333,092	3,582,932
Cost of goods sold for product sales	42,366,749	55,337,896	146,504,679	211,865,248
Inventory adjustment for lower of cost or market	—	3,441,130	—	3,441,130
Total cost of goods sold	43,563,034	60,078,783	149,837,771	218,889,310

Provision for employee terminations and severances	—	—	228,400	—
Other selling, general and administrative expense	2,782,614	2,851,941	8,732,096	9,525,334
Total selling, general and administrative expense	2,782,614	2,851,941	8,960,496	9,525,334

(Loss) income before other income (expense)	(617,018)	(7,164,925)	(1,539,366)	(1,185,955)

Other income (expense)
Interest expense	(485,533)	(426,182)	(1,424,960)	(1,944,819)
Interest income	2,682	4,980	8,499	15,526
Gain on sale of assets	—	(29,926)	34,858	111,304
Provision for lawsuit settlement	—	—	—	(175,000)
Other income (loss)	81	18,778	(60)	(482,843)
	(482,770)	(432,350)	(1,381,663)	(2,475,832)

(Loss) income before income taxes	(1,099,788)	(7,597,275)	(2,921,029)	(3,661,787)

Income tax (benefit) provision	(213,581)	(3,061,268)	(803,582)	(1,605,138)

Net (loss) income	$(886,207)	$(4,536,007)	$(2,117,447)	$(2,056,649)

Basic (loss) earnings per share	$(0.13)	$(0.67)	$(0.30)	$(0.30)
Diluted (loss) earnings per share	$(0.13)	$(0.67)	$(0.30)	$(0.30)

Weighted shares outstanding:
Basic:	6,944,267	6,789,917	6,942,912	6,922,271
Diluted:	6,944,267	6,789,917	6,942,912	6,922,271

INDUSTRIAL SERVICES OF AMERICA, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

Reconciliation of EBITDA (1):

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2012	2011	2012	2011

Net (loss) income	$(886,207)	$(4,536,007)	$(2,117,447)	$(2,056,649)
Interest expense	485,533	426,182	1,424,960	1,944,819
Income tax (benefit) provision	(213,581)	(3,061,268)	(803,582)	(1,605,138)
Depreciation	906,360	945,067	2,767,335	2,824,713
Amortization	187,500	187,500	562,500	562,500
EBITDA (1)	$479,605	$(6,038,526)	$1,833,766	$1,670,245
(1) EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company. Additionally, years of service for fixed assets and amortizable assets are based on company judgment. Finally, companies have several ways of raising capital which can affect interest expense. We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.

Contact Information: Industrial Services of America, Inc., Louisville
Harry Kletter or Alan Gildenberg, 502-366-3452 hklet@isa-inc.com, http://www.isa-inc.com/.